EXECUTION VERSION	EXHIBIT 4.3

2012 AMENDMENT AND

CONTRACT TRANSFER AGREEMENT

DATED 16 FEBRUARY 2012

BETWEEN

STAAT DER NEDERLANDEN

and

ING SUPPORT HOLDING B.V.

and

ING BANK NV

and

ING GROUP N.V

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CONTENTS

Clause	Page
1. Definitions and Interpretation	3
2. Effectiveness of contract transfer	4
3. Amended and Restated IABF ING Agreement	4
4. Further Assurance	4
5. Counterparts	4
6. Governing Law and Jurisdiction	4

Schedule

1. Form of Amended ING Bank, fsb Illiquid Back-up Facility Agreement	7

Signatories	5

0050797-0000064 AMBA:3074130.6

THIS 2012 AMENDMENT AND CONTRACT TRANSFER AGREEMENT is made on 16 February 2012

BETWEEN:

(1)	ING Groep N.V., a company organised under the laws of the Netherlands, whose corporate seat is at Amsterdam (ING Groep);

(2)	ING Bank N.V., a company organised under the laws of the Netherlands, whose corporate seat is at Amsterdam (ING Bank);

(3)	ING Support Holding B.V. a company organised under the laws of the Netherlands, whose corporate seat is at Amsterdam (ING Support Holding); and

(4)	Staat der Nederlanden (the State).

WHEREAS:

(A)

On 31 March 2009 ING Support Holding, ING Groep and the State entered into the ING Bank, FSB Illiquid Back-up Facility Agreement in connection with the Securities owned by ING Bank, fsb, as the same was amended on 26 November 2010 (the FSB IABF Agreement).

(B)

In connection with the divestment of ING Bank, fsb, it is, amongst others, envisaged that legal title to the Securities will be transferred to ING Bank on or before the Effective Time(as defined in the Transfer Procedures Agreement) and that certain amendments are being made to the FSB IABF Agreement and that the State will issue registered notes to ING Bank.

(C)

In addition, ING Support Holding has requested the State to cooperate with a transfer of all rights and obligations of ING Support Holding under the FSB IABF Agreement to ING Bank. The State is willing to cooperate to such contract transfer subject to the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

(a)

In this Agreement (including its recitals and Schedules) capitalised terms and expressions have the same meaning as defined or used in the FSB IABF Agreement attached hereto as a Schedule, as the same may be amended, varied or supplemented from time to time).

(b)	In this agreement the expression this Agreement shall mean this 2012 Amendment and Contract Transfer Agreement including its Schedule; and

2012 Amendment and Contract Transfer Agreement

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3

2.	EFFECTIVENESS OF CONTRACT TRANSFER

2.1

Effective immediately after the moment (i) the Effective Time (as defined in the Transfer Procedures Agreement) has occurred and ING Bank irrevocably Owns the Securities and (ii) the first ranking security right having been vested by ING Bank in favour of the State as set out in the US Security Agreement, all existing and future rights and liabilities under the FSB IABF Agreement will be transferred by ING Support Holding to ING Bank (the Contract Transfer) pursuant to section 6:159 of the Dutch Civil Code.

2.2	By executing this Agreement the State consents and cooperates to such Contract Transfer.

3.	AMENDED AND RESTATED IABF ING AGREEMENT

The FSB IABF Agreement shall, effective the moment immediately after the Contract Transfer has become effective, be amended and restated in the form set out in Schedule 1 (Form of Amended ING Bank, fsb Illiquid Back-up Facility Agreement ) hereto and the same shall be read and construed for all purposes accordingly.

4.	FURTHER ASSURANCE

Each of the parties hereto undertakes to do all acts or things and execute any further assurances or documents, including, without limitation, the giving of notices, the termination of any filings and/or registrations, and the making of any further filings and/or registrations consequent upon this Agreement, that may be required by law or that the other parties hereto may reasonably consider necessary to establish, maintain and protect their rights and generally to carry out the intent of this Agreement.

5.	COUNTERPARTS

This Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

6.	GOVERNING LAW AND JURISDICTION

This Agreement, including any non-contractual obligations arising thereunder, shall be governed by and construed in accordance with the laws of The Netherlands.

Each party to this Agreement hereby irrevocably agrees for the exclusive benefit of the other parties hereto that the competent courts of Amsterdam, The Netherlands are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement or any document executed by any of the parties hereto pursuant to this Agreement.

IN WITNESS of which this Agreement has been signed by the duly authorised representatives of the parties to it on the date first appearing on page 1.

2012 Amendment and Contract Transfer Agreement

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4

SIGNATORIES

The State of the Netherlands

By:
Title:

ING Support Holding B.V.

By:
Title:

By:
Title:

2012 Amendment and Contract Transfer Agreement

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5

ING Bank N.V.

By:
Title:

By:
Title:

ING Group N.V.

By:
Title:

By:
Title:

2012 Amendment and Contract Transfer Agreement

0050797-0000064 AMBA:3074130.6

6

SCHEDULE 1

FORM OF AMENDED ING BANK, FSB ILLIQUID BACK-UP FACILITY AGREEMENT

2012 Amendment and Contract Transfer Agreement

0050797-0000064 AMBA:3074130.6

7

EXECUTION VERSION

AMENDED AND RESTATED ING BANK, FSB ILLIQUID

ASSETS BACK-UP FACILITY AGREEMENT

DATED 16 FEBRUARY 2012

Between

ING Groep N.V.

and

ING Bank N.V.

and

Staat der Nederlanden

0050797-0000064 AMBA:2804530.15

CONTENTS

Clause	Page
1. Interpretation	3
2. Conditions precedent	12
3. Designated Securities Pool	13
4. Payments by the State	15
5. Payments by ING Bank	21
6. Security	22
7. Reporting and information	23
8. Payments	24
9. Representations and warranties	26
10. Covenants	29
11. Governance	30
12. Default	31
13. Conditions to payment	34
14. Set-off and suspension rights	35
15. Evidence	35
16. Indemnities	35
17. Expenses	36
18. Amendments and waivers	37
19. Changes to the Parties	37
20. Counterparts	37
21. Notices	37
22. Language	38
23. Waiver	39
24. Governing law	39
25. Enforcement	39

Schedules

1. Conditions precedent documents in respect of the amendment
2. Description of Securities
3. Fixed Rate Minimum and Maximum Guaranteed Values
4. Floating Rate Minimum and Maximum Guaranteed Values
5. Form of Bond Certificates
6. Form of Global Bonds
7. Terms and Conditions of the Bonds
8. Form of Regulation S Transfer Certificate
9. Form of Rule 144A Transfer Certificate
10. Regulations Concerning the Transfer and Registration of the Bonds
11. Overview of Final Maturity Dates and Principal Amounts of each Series of Bonds
12. Conditions to operational changes

Signatories	40

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

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THIS AMENDED AND RESTATED ING BANK, FSB, ILLIQUID ASSETS BACK UP FACILITY AGREEMENT, originally entered into on 31 March 2009 as amended on 26 November 2010, is dated 16 February, 2012 and is made

BETWEEN:

(1)	ING Groep N.V., a company organised under the laws of the Netherlands, whose corporate seat is at Amsterdam (ING Groep);

(2)	ING Bank N.V., a company organised under the laws of the Netherlands, whose corporate seat is at Amsterdam (ING Bank); and

(3)	Staat der Nederlanden (the State).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceleration Event has the meaning given thereto in Clause 12.3 (Acceleration).

Account Control Agreement means the account control agreement between the Bank of New York Mellon, ING Bank and the State dated on or about the Completion Date.

Aggregate Guaranteed Value means, as of the Cut-off Date, USD 24,270,533,326, which shall be reduced by (i) the aggregate amount of all State Instalment Amounts and (ii) prepayments paid by the State, and (iii) the aggregate of the Principal Amount Outstanding Registered Bonds and (iv) the aggregate of amounts not paid when due by ING Bank pursuant to Clause 5.1(d).

Amendments Effective Date has the meaning given thereto in Clause 2 (Conditions Precedent).

Asset Documentation means, with respect to any Security, the indenture, trust agreement, fiscal agency agreement or other instrument under which such Security was issued, and all guaranties, security agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered in connection therewith.

Break Costs means, with respect to a Prepayment Amount, the sum of all the Lost Funding Fee Amounts in relation to such Prepayment Amount, in each case discounted back to the relevant Prepayment Date using the relevant discount factor derived from the US Treasury interest rates prevalent in the market on the Prepayment Date, and using market-standard interest rate interpolation and discount factor calculation techniques.

Business Day means a day that is a New York Business Day and a Dutch Business Day.

Closing Date means 31 March 2009.

Collection Foundation means Stichting Derdengelden ING Support Holding.

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Collection Foundation Accounts means such bank accounts opened in the name of the Collection Foundation in New York with Citibank, N.A. or its successor.

Completion Date means 17 February 2012, or any other date agreed between ING Groep, ING Bank and the State.

Current Par Value of a Security means, on any date, the principal amount, par value or stated or nominal amount of such Security as of its date of issuance multiplied by the current relevant bond factor, published by Bloomberg and as calculated by the relevant custodian holding the Security, as applicable to such Security at such date.

Custody Agreement means the custody agreement between ING Bank and Bank of New York Mellon dated on or about the Completion Date.

Cut-off Date means 26 January 2009.

Day Count Fraction means (i) with respect to Clause 4.3(c)(i) (Funding Fee), on the basis of a 360-day year consisting of twelve (12) 30-day months, (ii) with respect to the Interest Amount or payments due pursuant to Clause 8.3 (Interest on overdue amounts), on the basis of a 360-day year and the actual number of days elapsed in the period with respect to which the payment is being made, and (iii) with respect to Clause 4.3(c)(ii) (Funding Fee), on the basis of a 360-day year and the actual number of days elapsed in the period with respect to which the payment is being made.

Deed of Pledge means the Dutch law governed disclosed deed of pledge over the Pledged Assets dated on or prior to the Completion Date.

Default means:

(a)	an Event of Default; or

(b)	a Potential Event of Default.

Description of Securities means the description of certain features of the Securities attached hereto as Schedule 2 (Description of Securities).

Designated Securities Pool means all Securities collectively.

Disruption Event means:

(a)

a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by this Agreement, which is not caused by, and is beyond the control of, ING Bank; or

(b)

the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of any ING Party preventing it from performing its payment obligations under this Agreement and which is not caused by, and is beyond the control of, any ING Party.

Distribution Agreement means the amended and restated distribution agreement entered into on or about the date hereof between the Collection Foundation, ING Bank, the State and certain other Subsidiaries of ING Groep.

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Divestment means, in respect of a Security, any sale, assignment, or transfer of such Security pursuant to Clause 3.3 (Divestments).

Dutch Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Amsterdam.

Effective Federal Funds Rate means for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding New York Business Day in the Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Parties from three federal funds brokers of recognized standing selected by the Parties. For a day that is not a New York Business Day, the Effective Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

Effective Time has the meaning given thereto in the Transfer Procedures Agreement.

Encumbrance means any lien, pledge, charge, claim, encumbrance, security interest, participation interest, option, mortgage, easement, or other restriction or third party right of any kind other than Permitted Encumbrances.

Event of Default means an event or circumstance specified as such in Clause 12.1 (Events of Default).

Fair Market Value is the value determined in accordance with Clause 12.4 (Determination and payment of Fair Market Value).

Final ING Payment Date means the date that falls ten (10) Business Days after the earliest to occur of (i) all outstanding amounts due and payable in respect of the Securities are received from the Obligors, (ii) ING Bank having no further claim against the Obligors in respect of the Securities and (iii) all of the Securities shall have been divested pursuant to Clause 3.3 (Divestments).

Final Maturity Date, means the final maturity date of a Registered Bond.

Financing Arrangement means an arrangement as described in Clause 4.6(e).

Financial Guarantee means the financial guarantee agreement dated on or prior to the Completion Date between the State and ING Groep, as the same may be amended from time to time.

Fixed Rate Day Count Fraction means 30/360.

Fixed Rate Securities means the Securities carrying a fixed interest rate on the Cut-off Date, as referred to in Schedule 2 (Description of Securities).

Fixed Rate Securities Guaranteed Value means, on any day, the Aggregate Guaranteed Value without taking into account any of the reductions under and including (i) up to and including (iv) in such definition of Aggregate Guaranteed Value relating to the Fixed Rate Securities at the Cut-off Date minus (i) the portion of each State Instalment Amount and each Prepayment Amount paid by the State pursuant to Clause 4.1 (Payment of Aggregate Guaranteed Value) or Clause 4.2 (Break Costs) and allocated to the Fixed Rate Securities Guaranteed Value pursuant to Clause 4.1(c) or Clause 4.2(d), as the case may be, up to (but excluding) such date, and (ii) the aggregate Principal Amount Outstanding of the IABF Fixed Rate Bonds at such date and (iii) the aggregate of amounts not paid when due by ING Bank pursuant to Clause 5.1(d), in respect of IABF Fixed Rate Bonds that have matured.

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

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Floating Rate Day Count Fraction means actual / 360 (ICMA).

Floating Rate Securities means each Security carrying a floating interest rate on the Cut-off Date as referred to in Schedule 2 (Description of Securities).

Floating Rate Securities Guaranteed Value means, on any day, the Aggregate Guaranteed Value without taking into account any of the reductions under and including items (i) up to and including (iv) in such definition of Aggregate Guaranteed Value relating to the Floating Rate Securities at the Cut-off Date minus (i) the portion of each State Instalment Amount and each Prepayment Amount paid by the State pursuant to Clause 4.1 (Payment of Aggregate Guaranteed Value) or Clause 4.2 (Break Costs) and allocated to the Floating Rate Securities Guaranteed Value pursuant to Clause 4.1(d) or Clause 4.2(d), as the case may be, up to (but excluding) such date, and (ii) the aggregate Principal Amount Outstanding of the IABF Floating Rate Bonds at such date and (iii) the aggregate of amounts not paid when due by ING Bank pursuant to Clause 5.1(d) in respect of IABF Floating Rate Bonds that have matured.

Funding Fee has the meaning given thereto in Clause 4.3 (Funding Fee).

Funding Fee Calculation has the meaning given thereto in Clause 4.9.

Funding Fee Calculation Agent has the meaning given thereto in Clause 4.9.

GAAP means generally accepted accounting principles in the jurisdiction of incorporation of ING Bank including IFRS.

Group means ING Groep and its Subsidiaries.

Guarantee Fee has the meaning given thereto in Clause 5.2 (Guarantee Fees).

IABF Fixed Rate Bonds means the registered Dutch State Fixed Rate Notes evidenced by the certificates as attached hereto as Schedules 5 and 6and with such maturity dates and principal amounts as set out in Schedule 11 issued by the State on or about the Completion Date.

IABF Floating Rate Bonds means the registered Dutch State Floating Rate Notes evidenced by the certificates as attached hereto as Schedules 5 and 6 and with such maturity dates and principal amounts as set out in Schedule 11 issued by the State on or about the Completion Date.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002.

IFRS Fair Market Value means the fair market value of the Securities on any date, as determined in accordance with Clause 12.4 using the IAS 39R Available for Sale Securities valuation methodology.

ING Calculation Period means, in respect of an ING Payment Date, the calendar month immediately preceding such ING Payment Date, provided that the first ING Calculation Period commences on and includes the Cut-off Date and ends on but excludes the last day of the calendar month that precedes the first ING Payment Date.

ING Party means each of ING Bank and ING Groep.

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ING Payment Announcement Date means the date one Business Day prior to the State Instalment Announcement Date.]

ING Payment Date means, 15 April 2009, being the first Business Day falling after the first State Instalment Announcement Date under this Agreement, and thereafter, the first Business Day falling after each subsequent State Instalment Announcement Date.

ING Support Holding means ING Support Holding B.V.

Interest Amount means, on any given date, the product of (I) the State Proportion as at 5p.m. in respect of the relevant day; (II) the Effective Federal Funds Rate for such day and (III) the Day Count Fraction.

London Banking Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

Lost Funding Fee Amount means, in relation to a Prepayment Amount and a future State Payment Date, the product of:

(A) the Rate Differential in relation to the Prepayment Amount for such State Payment Date;

(B) the Outstanding Prepayment Amount for such State Payment Date; and

(C) (i) in the case of a Prepayment Amount in relation to the Fixed Rate Securities Guaranteed Value, one twelfth (1/12); and (ii) in the case of a Prepayment Amount in relation to the Floating Rate Securities Guaranteed Value, the number of days from (and including) the State Payment Date immediately prior to such State Payment Date to (but excluding) such State Payment Date divided by 360.

Management Fee has the meaning given thereto in Clause 4.4 (Management Fee).

Material Adverse Effect means a material adverse effect on:

(a)	the ability of an ING Party to perform its obligations under any Transaction Document or to consummate the transactions contemplated thereby;

(b)	the validity or enforceability of any Transaction Document; or

(c)	any right or remedy of the State in respect of a Transaction Document.

Maximum Remaining Fixed Rate Guaranteed Value means, on any State Payment Date in respect of the Fixed Securities Guaranteed Value, the maximum amount indicated in Schedule 3 as applying to such State Payment Date (Fixed Rate Minimum and Maximum Guaranteed Values) minus the sum of (i) the amount of the then outstanding IABF Fixed Rate Bonds and (ii) the aggregate unpaid amounts under Clause 5.1(d) in respect of IABF Fixed Rate Bonds that have matured.

Maximum Remaining Floating Rate Guaranteed Value means, on any State Payment Date in respect of the Floating Rate Securities Guaranteed Value, the maximum amount indicated in Schedule 4 as applying to such State Payment Date (Floating Rate Minimum and Maximum Guaranteed Values) minus the sum of (i) the amount of the then outstanding IABF Floating Rate Bonds and (ii) the aggregate unpaid amounts under Clause 5.1(d) in respect of IABF Floating Rate Bonds that have matured.

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

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Minimum Remaining Fixed Rate Guaranteed Value means, on any State Payment Date in respect of the Fixed Securities Guaranteed Value, the minimum amount indicated in Schedule 3 as applying to such State Payment Date (Fixed Rate Minimum and Maximum Guaranteed Values) minus the sum of (i) the amount of the then outstanding IABF Fixed Rate Bonds and (ii) the aggregate unpaid amounts under Clause 5.1(d) in respect of IABF Fixed Rate Bonds that have matured.

Minimum Remaining Floating Rate Guaranteed Value means, on any State Payment Date in respect of the Floating Rate Securities Guaranteed Value, the minimum amount indicated in Schedule 4 as applying to such State Payment Date (Floating Rate Minimum and Maximum Guaranteed Values) minus the sum of (i) the amount of the then outstanding IABF Floating Rate Bonds and (ii) the aggregate unpaid amounts under Clause 5.1(d) in respect of IABF Floating Rate Bonds that have matured.

New York Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

Obligor means, in respect of a Security, the issuer of such Security as well as any other parties referred to in Schedule 2 (Description of Securities) in respect of such Security and other parties who have any payment obligations towards the holder of such Securities under the Asset Documentation. For the avoidance of doubt the term Obligor shall not include any hedging or (re)insurance except to the extent such (re)insurance benefits all holders of any such security counterparties of an ING Party.

Operating Committee” has the meaning given thereto in Clause 3.2.

Outstanding Prepayment Amount means, in relation to a Prepayment Amount and a future State Payment Date, an amount equal to the excess, if any, of

(A) the lower of (i) the Relevant Guaranteed Value immediately prior to application of such Prepayment Amount and (ii) the Minimum Remaining Fixed Rate Guaranteed Value or the Minimum Remaining Floating Rate Guaranteed Value, as the case may be, shown in Schedule 3 and 4 respectively for the period ending on such State Payment Date;

over

(B) the Relevant Guaranteed Value immediately after application of such Prepayment Amount.

Own means to hold legal title to the Security, whether by being the registered security holder of such Security or by holding a Securities Entitlement (as defined by the Uniform Commercial Code as implemented by the State of New York) in such Security.

Owner means ING Bank N.V.

Party means a party to this Agreement.

Permitted Encumbrance means any lien, pledge, charge, claim, encumbrance, security interest, participation interest, option, mortgage, easement or other restriction or third party right arising under or as contemplated by the Transaction Documents.

Permitted Transaction means any transaction to which the State has agreed in advance.

Pledged Assets means any and all rights (including any and all ancillary rights) of ING Bank in respect of the Securities.

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

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Potential Event of Default means an event or circumstance which would be (with the expiry of a grace period, the passage of time, or the giving of notice or any combination of them) an Event of Default.

Prepayment Amount has the meaning given thereto in Clause 4.2 (Break Costs).

Prepayment Date has the meaning given thereto in Clause 4.2 (Break Costs).

Principal Amount Outstanding means, at any moment, in respect of each Registered Bond, the unpaid principal amount thereunder;

Proportion Percentage means 100 per cent. (100%);

Rate Differential means, in relation to a Prepayment Amount and a State Payment Date, the excess of:

(A) (i) in case of a Prepayment Amount in relation to a Fixed Rate Securities Guaranteed Value: 3%; or (ii) in case of a Prepayment Amount in relation to a Floating Rate Securities Guaranteed Value: the rate of one month USD-LIBOR projected for the one-month period ending on such State Payment Date, using the US Dollar LIBOR and swap market rates prevalent in the market on the relevant Prepayment Date, and using market-standard forward interest rate interpolation/calculation techniques;

over

(B) the forward USD Treasury interest rate projected for the one-month period beginning on the immediately preceding State Payment Date, using the USD US Treasury interest rates prevalent in the market on the Prepayment Date, and using market-standard forward interest rate interpolation/calculation techniques.

For the avoidance of doubt, the day count convention in which this forward rate will be quoted will in each of (A) and (B) be the same, i.e. (i) in case of a Prepayment Amount in relation to a Fixed Rate Securities Guaranteed Value, 30/360; and (ii) in case of a Prepayment Amount in relation to a Floating Rate Securities Guaranteed Value, Actual/360.

Registered Bonds means the IABF Floating Rate Bonds and/or the IABF Fixed Rate Bonds, or any of them.

Relevant Guaranteed Value means, in respect of Fixed Rate Securities, the Fixed Rate Securities Guaranteed Value and, in respect of Floating Rate Securities, the Floating Rate Securities Guaranteed Value.

Reset Date means (i) with regards to the first State Payment Date, the Cut-off Date, and (ii) for every following State Payment Date, the date specified as such pursuant to the relevant Clause, provided that if any Reset Date described in Clause 4.3(b) would otherwise fall on a day which is not a Business Day, the relevant Reset Date for such date shall be the next following day which is a Business Day, unless such day would fall in the following calendar month, in which case the Reset Date shall be the immediately preceding day which is a Business Day.

Securities Agreement means the EUR 10,000,000,000 core tier 1 securities subscription agreement between, inter alia, ING Groep and the State and dated 11 November 2008, as the same may be amended and restated from time to time.

Security has the meaning given thereto in Clause 3.1 (Composition).

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Security Documents means the Deed of Pledge and the U.S. Security Agreement.

Servicer means ING Investment Management Co. or such other servicer as may be appointed by ING Bank with prior consent of the State.

Servicing Agreement means the servicing agreement between ING Bank and the Servicer dated on or about the Completion Date.

State Funding Fee Calculation Period has the meaning given thereto in Clause 4.3(b).

State Instalment Amount means with respect to any State Payment Date, the payment due by the State pursuant to Clause 4.1 (Payment of Aggregate Guaranteed Value).

State Instalment Announcement Date means the date one Business Day prior to the State Payment Date

State Payment Date means 15 April 2009, being the first Business Day falling after the first State Instalment Announcement Date under this Agreement, and thereafter, the 12th calendar day of each month or, if such day is not a Business Day, the next Business Day thereafter.

State Proportion means, in respect of a Security, on any day an amount equal to the sum of:

(a)

any and all payments and distributions under such Security, including without limitation interest and coupon payments, payments in respect of the repayment of principal (in full or in part), guarantee/insurance proceeds, foreclosure proceeds and recoveries, on or prior to 5pm on such day; plus

(b)	the proceeds received by ING Bank in respect of the Divestment of such Security net of reasonable transaction costs, on or prior to 5pm on such day,

in each case whether received by ING Bank or ING Bank, fsb, or discharged by the Obligor by way of set-off and to the extent not yet received by the State.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Transaction Document means this Agreement, the US Security Agreement, the Deed of Pledge, the Financial Guarantee, the Account Control Agreement, the Distribution Agreement and any other document related to the transactions contemplated by this Agreement concerning the Securities designated as such by the State and ING Bank.

USD, US$ and $ means lawful money of the United States.

USD-LIBOR-BBA means the rate for a Reset Date which will be the rate for deposits in USD for a period of one month which appears on the Bloomberg field (FEDL01) as of 11:00a.m. London time on the day that is two London Banking Days preceding that Reset Date. If such rate does not appear on the Bloomberg field (FEDL01), the rate for that Reset Date shall be determined from such financial reporting service or other information as shall be mutually acceptable to the State and the ING Parties.

U.S. Security Agreement means the Pledge and Security Agreement dated as of the date hereof between ING Bank and the State in respect of the Securities.

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Valuation Agent means a reputable independent international financial institution that is specialised in the field of valuing securities such as the Securities.

1.2	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	a consent being provided under this Agreement requires the parties concerned to comply with the standard of reasonableness and fairness set out in article 6:248 of the Dutch Civil Code;
(c)	(i) a winding-up, administration or dissolution (and any of those terms) means a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a moratorium includes surséance van betaling and noodregeling

(iii)

any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 16d of the Social Insurance Co-ordination Act of the Netherlands (Coördinatiewet Sociale Verzekeringen);

(iv)	a trustee in bankruptcy means a curator;

(v)	an administrator means a bewindvoerder and stille curator; and

(vi)	an attachment means a beslag.

1.3	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)

an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

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(v)

a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(vi)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(viii)	a Default being outstanding means that it has not been remedied or waived;

(ix)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(x)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xi)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xii)

a Transaction Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Transaction Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility;

(xiii)	a schedule includes the amended or replaced schedule from time to time in accordance with this Agreement; and

(xiv)	a time of day is a reference to New York City time.

(b)	The headings in this Agreement do not affect its interpretation.

2.	CONDITIONS PRECEDENT

This amended and restated Agreement becomes effective (the Amendments Effective Date) upon satisfaction (or waiver) of the following conditions:

(i)	The Effective Time having occurred and ING Bank having become the unencumbered and irrevocable Owner of the Securities, not subject to any retransfer obligation; and

(ii)	the security right having been validly created pursuant to the US Security Agreement; and

(iii)

satisfaction (or waiver) of the conditions precedent set out in this Section 2 and Schedule 1 (Condition precedent documents). The State shall notify the ING Parties immediately upon being satisfied with the fulfilment or waiver of these conditions precedent

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3.	DESIGNATED SECURITIES POOL

3.1	Composition

(a)

The Securities are the securities that are listed or referred to in Error! Reference source not found. (Description of Securities); provided that a security shall cease to be a “Security” if and when a Divestment has been made with respect to that Security.

(b)

As soon as reasonably possible but no later than three (3) Business Days following any Divestment, ING Bank will prepare (or cause the preparation of) a new Error! Reference source not found. (Description of Securities) from which the relevant Divested Securities will have been removed.

3.2	Operating Committee

The State, ING Bank, and ING Groep will establish and maintain for the duration of this Agreement an operating committee (the Operating Committee) to discuss recent developments, market outlook, data and pricing in respect of the Securities. The Parties acknowledge and agree that the discussions of the Operating Committee will be for information purposes only. The State shall be responsible for making its own decisions.

ING Bank will ensure that the transfer by ING Support Holding B.V. to ING Bank on the Completion Date of its rights and obligations under this Agreement, will not in any way adversely affect the functioning, composition and expertise of the Operating Committee (including but not limited to market outlook output).

After redemption of all Registered Bonds, the Operating Committee has the right to unanimously agree on an amendment of the days on which the State Instalment Announcement Date and/or the State Payment Date falls, provided that such dates should be in line with the other then outstanding illiquid assets back up facility agreements.

3.3	Divestments

(a)

If a Security is trading at or above its par value plus accrued interest, the State has the right to instruct ING Bank in writing to sell, on a commercial best efforts basis, such Security at or above its par value plus accrued interest or at such price level as indicated by the State but not lower than the par value plus accrued interest.

(b)

If a Security is trading below its par value plus accrued interest, the State has the right to instruct ING Bank in writing on a commercial best efforts basis, to sell the Proportion Percentage of such Security at or above the price level indicated by the State.

(c)	ING Bank, as Owner, will not sell or cause the sale of any Securities without the prior written consent of the State.

(d)

For purposes of this Clause 3.3 the “par value” of a Security means the principal amount, par value or stated or nominal amount of such Security as of its date of issuance, reduced by the amount of any distributions of principal since such date.

(e)

If any US federal or US State regulatory requirement (whether by way of statute or regulation or by way of an order, instruction, direction or request of any US federal or US State supervisory or other governmental authority) would prohibit, restrict, subject to consent requirements or delay or otherwise adversely affect any sale of Securities, ING Bank shall procure (bij wijze van resultaatsverbintenis) that any such prohibition, restriction,

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consent requirement, delay or other effect is fully complied with or removed prior to the date of such intended sale, so that each divestment as contemplated by this Clause 3.3 can be realised on the date contemplated by the State without being in any respect affected by such prohibition, restriction, consent requirement, delay or other effect. For the avoidance of doubt, any failure to so procure the removal of such prohibition, restriction, consent requirement, delay or other effect shall constitute an Event of Default regardless whether or not such failure is caused by or attributable to ING Bank or ING Groep.

3.4	No ownership by the State

The State will not have any proprietary interest in the Securities as a consequence of entering into this Agreement.

3.5	Servicing/management of Securities

(a)	The ING Parties will as against the State remain responsible and liable for management/servicing of the Securities.

(b)	Where in this Agreement the Servicer is considered to undertake any obligation, it is considered to mean that each ING Party will cause the Servicer to perform such obligation.

(c)

The State acting reasonably is entitled to give instructions to the ING Parties in respect of the Securities as to the exercise of rights and the performance of obligations under the Securities in case where the State in its discretion believes this is necessary to safeguard its interests under this Agreement.

(d)

Servicing of any Security may only be delegated to third parties (including any affiliates of an ING Party) with prior written consent of the State; provided that the State hereby consents to the appointment of the Servicer to service the Securities.

3.6 Restrictive covenants in respect of the Securities

(a)	ING Bank and ING Groep shall not and shall ensure that the Servicer shall not without the prior written consent of the State do any of the following in respect of the Securities:

(i)

exercise or refrain from exercising any of its rights, powers and/or discretions arising under or in connection with any of the Securities where such exercise or non exercise will or may adversely affect the interests of the State in respect thereof;

(ii)	consent to any amendment of the terms and conditions of any Asset Documentation;

(iii)	grant security rights over (its interest in) Securities other than to the State;

(iv)	enter into any repurchase or securities lending transaction or facility or similar transaction or facility with any third party (belenen) in respect of any one or more of the Securities;

(v)	take any action not falling under (i) above, in respect of any one or more of the Securities which will or may adversely affect the interests of the State under this Agreement.

The State may impose any such conditions on its consent to any of the actions set out in subclauses (i) through (v) above as it deems appropriate, in its sole and absolute discretion, including (without limitation) the requirement for an entitlement to a share of the upside received by ING Bank as a consequence of collateralising the Securities for ECB/Fed liquidity purposes.

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(b)

Each ING Party shall take and shall cause the Servicer to take such action in respect of the exercise of rights and the performance of obligations, if any, with respect to any one or more of the Securities as the State may direct, acting in a commercially reasonable manner and as the State determines is necessary (in its sole and absolute discretion) to protect its interests pursuant to this Agreement.

4.	PAYMENTS BY THE STATE

4.1	Payment of Aggregate Guaranteed Value

(a)	The State will pay to ING Bank the Aggregate Guaranteed Value.

(b)	The Aggregate Guaranteed Value shall be paid on each State Payment Date in State Instalment Amounts subject to any prepayments made pursuant to Clause 4.2.

(c)

The State will inform ING Bank on each State Instalment Announcement Date of the portion of the State Instalment Amount to be applied to the Fixed Rate Securities Guaranteed Value and to the Floating Rate Securities Guaranteed Value. On the first Business Day following each State Payment Date, the State shall confirm the amounts of the Aggregate Guaranteed Value, the Fixed Rate Securities Guaranteed Value and the Floating Rate Guaranteed Value as calculated at the opening of business on that day.

(d)

The State Instalment Amount on any State Payment Date will be an amount such that the remaining unpaid balance of the Relevant Guaranteed Value is (i) not more than the Maximum Remaining Fixed Rate Guaranteed Value or Maximum Remaining Floating Rate Guaranteed Value for that State Payment Date, and (ii) not less than the Minimum Remaining Fixed Rate Guaranteed Value or Minimum Remaining Floating Rate Guaranteed Value for that State Payment Date, as the case may be.

4.2	Prepayment and Break Costs

(a)

The State may, by giving of one (1) Business Day’s notice, at its sole and absolute discretion on any Business Day (such day a Prepayment Date) make any payment to reduce the balance of the Aggregate Guaranteed Value not being a payment under Clause 4.1 (the amount of any such payment a Prepayment Amount); provided that Break Costs shall be payable by the State on such Prepayment Date in relation to that Prepayment Amount and provided further that:

(i)

the State has informed ING Bank at least one (1) Business Day prior to the Prepayment Date of the allocation between the Fixed Rate Securities Guaranteed Value and the Floating Rate Securities Guaranteed Value; and

(ii)

any payment of a Prepayment Amount must be made with the corresponding portion of the accrued Funding Fees and Management Fees on the amount prepaid from and including the immediately preceding State Payment Date until but excluding the relevant Prepayment Date. On the first Business Day following each Prepayment Date, the State shall confirm the amounts of the Aggregate Guaranteed Value, the Fixed Rate Securities Guaranteed Value and the Floating Rate Guaranteed Value as calculated at the opening of business on that day

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(b)

All Prepayment Amounts and the relevant Prepayment Day will be recorded by the Parties on a prepayment ledger (the Prepayment Ledger). The Prepayment Ledger will be made to reflect the necessary adjustments to the State Instalment Amounts and any fees payable hereunder by the State after the relevant Prepayment Date (so as to avoid double-counting).

(c)

Each calculation of Break Costs (the Calculation) will be initially made by ING Bank and put forward to the State. Where the State disputes the Calculation, which dispute cannot be resolved within twenty-four (24) hours, then the parties shall forthwith jointly appoint an independent third party investment bank (the Calculation Agent) that will perform the relevant Calculation. The determination of the Calculation Agent shall be final and binding absent manifest error. The Parties shall give all reasonable cooperation to the Calculation Agent in order to permit the Calculation Agent to perform its task diligently and expediently. The reasonable fees and other costs of the Calculation Agent shall be borne by ING Bank.

(d)	For the avoidance of doubt and notwithstanding any other provision in this Agreement, no Break Costs shall be payable in case of a mutually agreed, voluntary termination of this Agreement.

4.3	Funding Fee

(a)	On each State Payment Date, the State will pay to ING Bank a Funding Fee in arrears which is due on the Closing Date, but payable (opeisbaar) in monthly instalments on each State Payment Date.

(b)

Each Funding Fee is calculated in respect of a monthly period (a State Funding Fee Calculation Period) which commences on and includes the 25th calendar day of the month which falls two months prior to the relevant State Payment Date (or if the 25th calendar day is not a Business Day, the next day which is a Business Day unless it would thereby fall in the next calendar month, in which event the relevant date shall be the Business Day immediately preceding such 25th calendar day) (the First Calculation Period Day) to but excluding the 25th calendar day of the month immediately prior to the relevant State Payment Date (or if the 25th calendar day is not a Business Day, the next day which is a Business Day unless it would thereby fall in the next calendar month, in which event the relevant date shall be the Business Day immediately preceding such 25th calendar day) (the Last Calculation Period Day).

(c)

The Funding Fee is equal to the sum of the following, whereby in each case the Effective Federal Funds Rate applicable to the period starting five Business Days prior to the relevant State Payment Date will be the Effective Federal Funds Rate published on the fifth Business Day prior to such State Payment Date:

(i)	in respect of the Fixed Rate Securities Guaranteed Value,

(A)	in case of the first State Payment Date the sum of:

[left blank intentionally]

and

(B)	for each subsequent State Payment Date the sum of:

I.	an amount equal to three per cent. (3%) plus an additional margin of fifty basis points (0.5%) of the sum of

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(x)	the Fixed Rate Securities Guaranteed Value as at the first day of the State Funding Fee Calculation Period ending immediately prior to such State Payment Date; plus

(y)	the aggregate Principal Amount Outstanding of the IABF Fixed Rate Bonds as at the first day of the State Funding Fee Calculation Period ending immediately prior to such State Payment Date;

calculated over the relevant State Funding Fee Calculation Period ending immediately prior to such State Payment Date, on the basis of the Day Count Fraction; plus

II.

interest over the amount calculated under (I) above at the Effective Federal Funds Rate (for the avoidance of doubt, applying compound interest (dagelijkse oprenting)) from and including the last day of the relevant State Funding Fee Calculation Period to but excluding such State Payment Date, minus

III.	an amount equal to the interest due and payable on the IABF Fixed Rate Bonds on such State Payment Date;

and

(ii)	in respect of the Floating Rate Securities Guaranteed Value:

(A)	in the case of the first State Payment Date, the sum of

[left blank intentinally]

(B)	in the case of any subsequent State Payment Date, the sum of:

I.	a rate equal to USD-LIBOR-BBA plus an additional margin of fifty basis points (0.5%) of

(x)	the Floating Rate Securities Guaranteed Value as at the first day of the State Funding Fee Calculation Period ending immediately prior to such State Payment Date; plus

(y)	the aggregate Principal Amount Outstanding of the IABF Floating Rate Bonds as at the first day of the State Funding Fee Calculation Period ending immediately prior to such State Payment Date;

calculated over the relevant State Funding Fee Calculation Period ending immediately prior to such State Payment Date, on the basis of the Day Count Fraction;; plus

II.

interest over the amount calculated under (I) above at the Effective Federal Funds Rate (for the avoidance of doubt, applying compound interest (dagelijkse oprenting)) from and including the last day of the relevant State Funding Fee Calculation Period to but excluding such State Payment Date,

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minus

III.	an amount equal to the interest due and payable on the IABF Floating Rate Bonds on such State Payment Date;

where in case of each 4.3(c)(ii)(A) and (B) the applicable USD-LIBOR-BBA in respect of a State Funding Fee Calculation Period is set two Business Days prior to the first day of the relevant State Funding Fee Calculation Period.

(d)

In view of the intention expressed in Clause 4.7(d), should in respect of the Fixed Rate Securities Guaranteed Value or the Floating Rate Guaranteed Value the sum calculated under Clause 4.3(c)(i) or Clause 4.3(c)(ii) result in a negative number, the State Instalment Amount will be automatically reduced by way of set-off with an amount equal to the difference between such negative amount and zero.

4.4	Management Fee

(a)

The State shall pay a management fee (the Management Fee) with, according to calculations of ING Bank, a net present value of USD 386,959,030 at the Cut-off Date (discounted at three per cent. (3%) per annum).

(b)

The Management Fee is due in full on the Closing Date and will be paid to ING Bank. The Management Fee will be payable (opeisbaar) in instalments annually on the State Payment Date immediately following the 26th of January of each calendar year, except that the first instalment will be payable on the State Payment Date falling in April 2009, each time in an amount calculated in accordance with the following formula

0.25% x (the State Proportion x the Current Par Value of the Securities as per the 26th of January immediately preceding such State Payment Date).

(c)

The instalments will be increased with a gross up amount representing the Effective Federal Funds Rate (for the avoidance of doubt, applying compound interest (dagelijkse oprenting)) over such amount calculated over the period from and including 25th January to but excluding the relevant State Payment Date, provided that the Effective Federal Funds Rate applicable to the period starting five Business Days prior to the relevant State Payment Date will be the Effective Federal Funds Rate which is published on the fifth Business Day prior to such State Payment Date.

(d)

For the avoidance of doubt, no Management Fee shall be due or become payable (1) in respect of any period after the date upon which the Fair Market Value becomes due and payable in accordance with the provisions of this Agreement, (2) in respect of any period during which Guarantee Fees shall not be due and payable, and (3) after the Final ING Payment Date.

4.5	Representation in respect of payment obligations

The State hereby represents to ING Bank as per the Closing Date that its payment obligations under this Agreement are direct, valid and enforceable obligations of the State, not subject to further action by the Dutch parliament.

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4.6	IABF Bonds

(a)

The State shall issue on or as soon as practically possible after the Completion Date after satisfaction of the conditions precedent set out in 4.6(b), to ING Bank or, subject to the prior written consent of the State, any other wholly owned affiliate of ING Bank, the IABF Fixed Rate Bonds and the IABF Floating Rate Bonds.

(b)	The issue of the Registered Bonds is subject to the conditions precedent that:

(i)	the Financial Guarantee has become effective; and

(ii)

the State having received satisfactory evidence that the transfer of legal title of the shares in the capital of ING Bank, fsb to Capital One Financial Corporation or a wholly owned subsidiary thereof has been completed.

(c)	The terms and conditions, form and denomination of each Registered Bond will be as set out in Schedule 7 to this Agreement.

(d)

The Registered Bonds will initially be evidenced by one or more Global Registered Bond Certificates, in the form set out in Schedule 6 to this Agreement, exchangeable for Definitive Registered Bond Certificates as set out in the terms and conditions.

(e)

ING Bank and ING Groep agree with the State that they will not transfer any Registered Bond without prior written consent of the State other than under a Financing Arrangement (as defined below). The State hereby consents to transfers (in whole or in part) of the Registered Bonds to ING Bank or ING Groep or any other wholly owned affiliates of ING Bank. Furthermore, the State hereby consents to ING Bank or such ING entities entering into securities lending and/or repurchase (repo) arrangements (hereinafter Financing Arrangements) in respect of such Registered Bonds, (including any transfer thereof fur such purposes), with professional market parties or, after the prior written approval of the State, any other financing arrangements using the Registered Bonds as collateral.

(f)

The State shall not incur any liability towards any ING Party in case of a delay in the issue of the Registered Bonds (in whole or in part) for whatever reason other than gross negligence, fraud and wilful misconduct on the part of the State.

(g)

No ING Party shall undertake any action or omit to take any action in relation to any transaction involving the Registered Bonds (other than the initial issue thereof by the State to ING Bank) that will or may result in a violation by the State of any United States Federal or State securities laws or any other securities laws in any relevant jurisdiction.

4.7	Amendment of IABF Receivables

(a)

For the avoidance of doubt, pursuant to the definition of Fixed Rate Securities Guaranteed Value (and as consideration for the issue of the IABF Fixed Rate Bonds by the State to ING Bank,) the Fixed Rate Securities Guaranteed Value shall be decreased by the sum of the Principal Amounts Outstanding at the issue date of the IABF Fixed Rate Bonds as set out in such definition; and

(b)

For the avoidance of doubt, pursuant to the definition of the Floating Rate Securities Guaranteed Value (and as consideration for the issue of the IABF Floating Rate Bonds by the State to ING Bank) the Floating Rate Securities Guaranteed Value shall be decreased by the sum of the Principal Amounts Outstanding at the issue date of the IABF Floating Rate Bonds, as set out in such definition; and

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(c)

ING Bank will, at the request of the State, provide copies of any Financing Arrangements entered into by it or its affiliate in respect of the Registered Bonds, to the State or the auditor appointed by the State.

(d)

For the avoidance of doubt, and to ensure that there shall be no double-counting, the Parties agree that the amendment of the payment obligations of the State under this Agreement shall in no event result in indebtedness of the State towards any ING Party hereunder that exceeds, nor an in indebtedness of the State towards any ING Party hereunder that is lower than the indebtedness of the State towards the ING Parties hereunder if such amendment had not been made.

4.8	Redemption of Registered Bonds

(a)	Upon redemption of maturing Registered Bonds:

(i)

pursuant to the definition of Floating Rate Securities Guaranteed Value or Fixed Rate Securities Guaranteed Value, respectively the Floating Rate Securities Guaranteed Value (in case of maturing IABF Floating Rate Bonds) or the Fixed Rate Securities Guaranteed Value (in case of maturing IABF Fixed Rate Bonds), as applicable, shall increase with an amount equal to the relevant Principal Amounts Outstanding of the maturing Registered Bonds, as set out in such definitions; and

(ii)

pursuant to the definitions of Minimum Remaining Fixed Rate Guaranteed Value, Maximum Remaining Fixed Rate Guaranteed Value, Minimum Remaining Floating Rate Guaranteed Value and/or Maximum Remaining Floating Rate Guaranteed Value, as applicable, these values shall increase with an amount equal to the Principal Amounts Outstanding of the maturing Registered Bonds as set out in such definitions.

(b)

In case ING Bank does not or only pay part of the amount under Clause 5.1(d) when due, the parties agree for the avoidance of doubt, that pursuant to the definitions of Floating Rate Securities Guaranteed Value (in case of maturing IABF Floating Rate Bonds) or Fixed Rate Securities Guaranteed Value (in case of maturing IABF Fixed Rate Bonds) as well as Minimum Remaining Fixed Rate Guaranteed Value, Minimum Remaining Floating Rate Guaranteed Value, Maximum Remaining Fixed Rate Guaranteed Value and/or Maximum Remaining Floating Rate Guaranteed Value, these values, as applicable, shall upon redemption by the State of the relevant maturing Registered Bonds, be reduced with an amount equal to the unpaid amount. The State shall not owe any Break Costs as a result of such reduction.

4.9	Calculation of Funding Fee

Each calculation of the amount of the Funding Fee (the Funding Fee Calculation) will be initially made by the State and put forward to ING Bank on the relevant State Instalment Announcement Date. Where ING Bank disputes the Funding Fee Calculation, which dispute cannot be resolved within twenty-four (24) hours, then the Parties shall forthwith jointly appoint an independent third party investment bank (the Funding Fee Calculation Agent) that will perform the relevant Funding Fee Calculation. The determination of the Funding Fee Calculation Agent shall be final and binding absent manifest error. The Parties shall give all reasonable cooperation to the Funding Fee Calculation Agent in order to permit the Funding Fee Calculation Agent to perform its task diligently and expediently. The reasonable fees and other costs of the Funding Fee Calculation Agent shall be borne by ING Bank.

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5.	PAYMENTS BY ING BANK

5.1	Payment of State Proportion

(a)	On each ING Payment Date, no later than noon, ING Bank will pay to the State an amount equal to:

(i)	the aggregate State Proportion for each day during the ING Calculation Period ending immediately prior to such ING Payment Date; and

(ii)

the aggregate of the Interest Amounts accrued each day on the amounts referred to in subclause (i) above (for the avoidance of doubt, applying compound interest (dagelijkse oprenting)) to but excluding the ING Payment Date, provided that the Effective Federal Funds Rate (as used in the calculation of the Interest Amount for any given date) applicable to the period starting five Business Days prior to the relevant ING Payment Date will be the Effective Federal Funds Rate which is published on the fifth Business Day prior to such ING Payment Date.

(b)

Notwithstanding anything in this Agreement to the contrary, any interest accrued on any Security up to but excluding the Cut-off Date, regardless of when such interest is paid by the Obligor, will not be required to be paid to the State and any principal payable on any Security through and including the Cut-off Date will not be required to be paid to the State.

(c)

If all or any portion of a payments and distributions under any Security received by ING Bank and paid to the State pursuant to this Clause 5.1 is legally required to be returned or disgorged by ING Bank (other than in circumstances where such obligation to return or disgorge is attributable to any failure to act, breach of contract or negligence on the part of any ING Party, or any affiliate of any ING Party), then ING Bank shall promptly comply with such obligation and the State shall, subject to receipt of satisfactory evidence to that effect, promptly return such payment or distribution (or portion thereof) to ING Bank together with related interest and charges that ING Bank is required to pay in respect of the relevant Security, provided that no related interest or charges shall be payable by the State if and to the extent that payment thereof is attributable to any failure to act, breach of contract or negligence on the part of any ING Party or any affiliate of any ING Party.

(d)

On the Business Day prior to each State Payment Date, ING Bank will no later than 14.00 NY time pay into such bank account as indicated by the State, an amount equal to the Principal Amounts Outstanding of the Registered Bonds maturing on such State Payment Date Any overnight interest actually received by the State from the bank concerned on the amount of such payment over the period from payment hereof up to the relevant State Payment Date by the State will be passed on by the State to ING Bank upon receipt.

5.2	Guarantee Fees

(a)

ING Bank will pay to the State a guarantee fee (the Guarantee Fee) with, according to calculations of ING Bank, a net present value of USD 851,484,100 at the Cut-off Date (discounted at three per cent. (3%) per annum).

(b)

The Guarantee Fee is due on the Closing Date, but payable (opeisbaar) annually in instalments until the earlier of 26 January 2048 or the Final ING Payment Date on the first State Payment Date immediately following the 26th of January, except that the first instalment will be payable on the State Payment Date falling in April 2009, each such instalment calculated in accordance with the following formula: 0.55% x (the State Proportion x the Current Par Value of the Securities as per the 26th of January immediately preceding such State Payment Date).

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(c)

The instalments will be increased with a gross up amount representing the Effective Federal Funds Rate (for the avoidance of doubt, applying compound interest (dagelijkse oprenting)) over such amount calculated over the period from and including 25th January to but excluding the relevant ING Payment Date, provided that the Effective Federal Funds Rate applicable to the period starting five Business Days prior to the relevant ING Payment Date will be the Effective Federal Funds Rate which is published on the fifth Business Day prior to such ING Payment Date.

(d)

For the avoidance of doubt, the Guarantee Fees shall not be due and payable (1) in respect of the period after the date upon which the Fair Market Value has been paid by ING Bank to the State in accordance with the provisions of this Agreement, (2) in respect of any period during which Management Fees shall not be due and payable, and (3) after the Final ING Payment Date.

(e)

If the Final ING Payment Date falls after 25 January 2048, the excess if any of (i) USD 851,484,100 (being the net present value of the Guarantee Fee as determined by ING Bank) and (ii) the net present value of all instalments in respect of the Guarantee Fee actually paid under this Clause 5.2 (discounted back to the Cut-off Date at three per cent. (3%) per annum), is due and payable.

5.3	Joint liability of ING Groep

(a)	ING Groep is jointly and severally liable (hoofdelijk aansprakelijk) for the performance of the obligations of ING Bank to the State under or in connection with this Agreement.

(b)

If ING Groep makes any payment to the State pursuant to its joint and several liability hereunder, and as a result of or in connection with such payment ING Groep has a recourse claim against ING Bank (a recourse claim), the Parties hereto irrevocably agree that (a) such recourse claim will be subordinated in all respects to any claims that the State has or may in the future obtain against ING Bank under or in connection with the Transaction Documents (a senior State claim), (b) such recourse claim will not be instituted against ING Bank unless and until any senior State claims have been discharged in full to the satisfaction of the State, and (c) such recourse claim will not be submitted in any insolvency of ING Bank in competition with or otherwise in a manner detrimental to any senior State claim, provided however that such claim may be submitted to the insolvency trustee, subject to compliance with any instructions by the State in respect thereof, if the foregoing conditions are satisfied.

5.4	Recoveries in the form of settlement or litigation proceeds

ING Bank undertakes to pay to the State any amounts received by it or an affiliate in connection with settlement or litigation in respect of the Securities. Such payment shall be made on the date of receipt of such amounts or such other date as agreed between the Parties.

6.	SECURITY

(a)

ING Bank has agreed and is pursuant to the Security Documents obliged, to grant first ranking security to the State over ING Bank’s rights in respect of the Securities. Upon request of the State based on reasonable doubt as to the validity and enforceability of the existing security over the Pledged Assets of ING Bank and after having given ING Bank the

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opportunity to cure defects in respect of, or perfect or create such security over the Pledged Assets), ING Bank and/or ING Groep will provide – or cause any affiliate to provide—such alternative first ranking security over such assets as the State may request to secure their respective (net) payment obligations towards the State under the Transaction Documents.

7.	REPORTING AND INFORMATION

7.1	Reporting requirements

ING Bank will provide the State with regular reports in such format, containing such data (for the avoidance of doubt, such data includes, but is not limited to, the information and data relating to and supporting the calculation of the Current Par Value per Security as of the 26th of January of each calendar year or as often as the State may reasonably request) and with such frequency as will correspond to ING’s current own internal reporting systems, provided however that ING’s reporting systems will for the purposes of this clause be adjusted to accommodate the State’s requirements from time to time. In addition, ING Bank will provide the State with monthly reports in such format, containing such data as the State may reasonably request showing the Security Losses as defined in the Financial Guarantee.

7.2	Investor Reports etc.

(a)

ING Bank shall furnish to the State copies of all investor reports received after the Cut-off Date from or on behalf of the Obligors in respect of the Securities, as well as copies of written notifications made by or on behalf of such Obligors in respect of the Securities, it being understood and agreed that to the extent any such report is posted on a publicly accessible website, ING Banks may provide the State with a link to that website in lieu of a copy of such report.

(b)	ING Bank shall, ultimately one Business Day prior to the relevant State Instalment Date, report to the State the amount ING Bank will pay as referred to in Clause 5.1(a) and Clause 5.1(d).

7.3	Additional Information

Forthwith upon becoming aware thereof, an ING Party will inform the State of any information which will or may reasonably be expected to have a significant negative effect on the value of any one or more of the Securities or the interests of the State under this Agreement and which information is of such a nature that it would typically be sent to higher management within the ING Party. For the purposes of this Clause 7.3, the expression “higher management” means the level of any so-called Asset and Liability Committee or replacement or similar internal body at the relevant ING Party and any senior authority tasked with evaluating and/or taking decisions on such matters.

7.4 Auditor Access

Each ING Party will be obliged to grant access to auditors of the State to such books and records and procedures and to the premises where the servicing of the Securities take place as reasonably requested within three (3) Business Days of such request. The auditors of the State have the right to audit the control environment and control activities relating to the servicing of the Securities. This includes (without limitation) the right to interview management and staff and to examine records and systems.

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7.5	Management Certificate and Control Environment

ING Bank will procure that the State will be provided annually with a management certificate, signed for approval by a member of the Board of Directors of ING Groep, in respect of the portfolio management, reporting and control in such form and substance as separately agreed between the Parties.

7.6	Assurance report from external auditor

The ING Parties shall procure that an external auditor will annually and at the expense of the ING Parties, prepare and deliver to the State an assurance report in respect of the information on the Securities and the portfolio provided to the State by the ING Parties. Such assurance report shall be prepared on the basis of the format as has been agreed between the State and the ING Parties for the calendar year 2009 including the materiality criteria as determined by the State, but subject to such amendments as to form, content and materiality criteria as the State may reasonably request from time to time. The ING Parties shall procure that an external auditor delivers such assurance report in respect of the relevant calendar year to the State by no later than 22 February in the following year and the first such assurance report, in respect of the calendar year 2009, shall be delivered to the State by no later than 2 March 2010.

7.7	No administrative and operational changes following contract transfer by ING Support Holding

(a)

ING Bank will ensure that the contract transfer by ING Support Holding to ING Bank will have no adverse impact for the State in terms of operational processes without consent of the State. Any instructions or information required to be given by the State under this Agreement may continue to be given to ING Support Holding

(b)

The ING Parties have proposed to the State to agree to certain changes in relation to the administration and servicing of the Securities. These changes are set out in Schedule 12 The State has agreed to such changes being carried through, subject to certain conditions as set out in that Schedule 12. Each of the ING Parties covenants and agrees that such changes shall be carried out in accordance with such proposals (to the extent accepted by the State) and that such changes shall be implemented in accordance with such conditions, and each of the ING Parties on a joint and several basis agrees to indemnify the State for any damages that the State may incur as a consequence of the implementation of such changes and any non compliance with such conditions. The ING Parties agree that external accountants Ernst & Young shall verify that controls and procedures that shall be in place upon such change in administrative and operational changes are at adequate levels reasonably acceptable to the State. Agreements to be entered into with third parties to effect such changes shall be consistent with the terms of this Agreement, including without limitation the relevant terms of Schedule 12, and with the terms of the Security Documents.

8.	PAYMENTS

8.1	Place

(a)

All payments made under this Agreement (for the avoidance of doubt, excluding those under the Registered Bonds) by the State, ING Bank or ING Group will be made to a bank account in the name of the Collection Foundation.

Payments made by or on behalf of the State into the relevant Collection Foundation Account will be valid (bevrijdend) and the State will be fully discharged (gekweten) from

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the relevant payment obligation as if such payments were made to the payee directly. Payments by or on behalf of an ING Party to the State will be valid (bevrijdend) and constitute full discharge (kwijting) from the relevant payment obligation only upon actual receipt by the State into such account held in the name of the State as designated by the State (which account will at Closing be a US Dollar account with Citi in New York, NY, USA, account number: 36916029, account name: Dutch State Treasury Agency Mortgages). If the State so directs by not less than three (3) Business Days prior written notice to ING Bank, payments made by ING Groep or ING Bank or any other person other than the State owing to the State shall not be made into the account mentioned in above but shall be made directly into such account held in the name of the State as designated by the State.

(b)	Bank accounts may be changed by any Party in writing and with not less than five (5) Business Days’ prior notice.

8.2	Taxes

(a)

With respect to the payment of any funds or other property under this Agreement, (a) the Party required to deliver such payment may withhold therefrom any tax required by law to be withheld, and such withheld amount shall be treated as having been delivered by such Party in accordance with any requirements imposed under this Agreement, and (b) the Party withholding such tax from such payment will deliver the withheld amount to the appropriate taxing authority in a timely and proper fashion.

(b)

The Party required to deliver such payment shall use its reasonable endeavours to avoid the imposition of a withholding tax on such payment or to reduce as much as possible the imposition of a withholding tax on such payment if and to the extent permitted by applicable law.

(c)

If a withholding of tax is made in respect of any payment and the Party receiving the payment takes the view that it is entitled to a full or partial refund of such tax withheld, then the Party making the payment shall be required to provide its full assistance to the other Party with respect to its claim for a refund of the tax withheld.

(d)	The Parties agree that all fees payable under this Agreement are exclusive of and exempt from VAT.

8.3	Interest on overdue amounts

(a)

If an ING Party fails to pay any amount payable by it under this Agreement, it must immediately on demand by the State pay interest on the overdue amount from its due date up to, but not including, the date of actual payment, both before, on and after judgment.

(b)

The interest margin on an overdue amount is payable in respect of each day on which an amount due and payable by ING Bank hereunder remains outstanding, and will be equal to one per cent. (1%) per annum above the Effective Federal Funds Rate on each day on which such amount remains outstanding. For this purpose:

(i)	each day on which such amount remains outstanding shall be a Reset Date; and

(ii)	interest (if unpaid) on an overdue amount will be compounded daily up to, but not including, the date of actual payment with that overdue amount and will remain immediately due and payable.

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8.4	Funds

Payments under this Agreement must be made for value on the due date at such times and in such funds as is customary at the time for the settlement of transactions in that currency in the place for payment.

8.5	Currency

(a)	Amounts payable in respect of taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(b)	Each other amount payable under the Transaction Documents is payable in USD.

8.6	Business Days

Unless this Agreement provides otherwise, if a payment under the Transaction Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

8.7	Timing of payments

If this Agreement does not provide for when a particular payment is due, that payment will be due within three (3) Business Days of demand by the payee.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and warranties

The representations and warranties set out in this Clause 9.1 are made by each ING Party to the State and, where the representation and/or warranty is expressed to apply to any other member of the Group, ING Bank must ensure that such member of the Group ensures that such representation and/or warranty is true accurate in all respect on each day on which such representation and warranty is deemed to be repeated by ING Bank.

Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by the ING Parties on each day from and including the Closing Date to and including the day on which all payment obligations arising from this Agreement are paid in full.

9.2	Representations – General

(a)	Status

(i)	Each of the ING Parties is duly incorporated and validly existing under the laws of the Netherlands.

(ii)	Each ING Party has the power to carry on its business as it is being conducted.

(iii)	ING Bank has the power to own its assets and carry on its business as it is being conducted.

(b)	Power and authority

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Each ING Party has the power to enter into and perform, and has taken all necessary action to authorise the entry into, execution and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(c)	Authorisations

All authorisations required by each ING Party in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect.

(d)	Due execution, legal validity

Each Transaction Document has been, or will be, duly executed, and to the extent applicable, delivered by each ING Party which is a party thereto, and constitutes a valid and binding agreement of such ING Party, enforceable against such ING Party in accordance with its terms, subject to bankruptcy, insolvency, rehabilitation, liquidation, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)	Non-conflict

The execution, delivery and performance of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not, constitute or result in (i) a breach or violation of, or a default under, the governing documents of such ING Party or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such ING Party or another material member of the Group pursuant to any agreement, lease, license, contract, Bond, mortgage, indenture, arrangement or other obligation binding upon such ING Party or other member of the Group, except, in the case of subclause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not have a Material Adverse Effect.

(f)	No Violation

The execution and, to the extent applicable, delivery of the Transaction Documents to which it is a party and the performance of the transactions contemplated thereby by each ING Party will not violate or result in a breach of or constitute a default under any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree to which such party is subject, except for violations, breaches or defaults that, individually or in the aggregate that would not have a Material Adverse Effect.

(g)	No Default

No Event of Default under this Agreement has occurred and is continuing and, to the best of each ING Party’s knowledge, no status or condition exists which, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Agreement.

(h)	Litigation

No litigation, arbitration or administrative proceedings against any member of the Group has been started or, to the best of its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

(i)	No Filing or Stamp Duty

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In order to ensure the legality, validity, enforceability or admissibility into evidence of the Transaction Documents (excluding the U.S. Security Agreement and the Deed of Pledge), such Transaction Documents (excluding the U.S. Security Agreement and the Deed of Pledge) do not need to be filed or recorded with any court or other authority in the Netherlands or the United States, nor does any stamp or similar tax need to be paid in the Netherlands or the United States on or in respect of the Transaction Documents.

(j)	Ranking of obligations

Each ING Party’s payment obligations under the Transaction Documents shall at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies or financial institutions generally.

(k)	Ranking of security

The security created pursuant to the U.S. Security Agreement and/or the Deed of Pledge creates a first ranking or first and sequentially lower ranking security right over the assets described therein in favour of the State.

(l)	Information Accurate

(i)

All information (other than the Description of Securities which is covered by Clause 9.3(e)) supplied by or on behalf of an ING Party to the State in connection with the Transaction Documents is true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given; and

(ii)	it has not omitted to supply any information which, if disclosed, might make the information supplied untrue or misleading in any material respect.

(m)

The Securities listed in Schedule 2 to this Agreement comprise 80% of the Securities referred to in Schedule 2 of this Agreement immediately prior to the amendment effectuated on the Completion Date and the Securities are and will remain to be recorded and administered in the Account as defined in the Account Control Agreement subject to any divestment in accordance with this Agreement.

9.3	Representations and Warranties Securities

(a)	Ownership of the Securities

ING Bank Owns the Securities and has good and valid title to the Securities and each Security is capable of being sold and assigned without restrictions (other than pursuant to generally applicable laws on securities trading).

(b)	Absence of encumbrances

Other than a Permitted Encumbrance, the Securities are free and clear of any Encumbrances and attachments and no rights have been granted in favour of any third party with regard to the acquisition or Encumbrances in respect of the Securities.

(c)	Legal and valid obligations of Obligors

(i)	In the case of Securities that are debt securities, such Securities are legal, valid and binding obligations of the Obligors enforceable against the Obligors in accordance with their terms, and

(ii)

in the case of Securities that are not debt securities, such Securities have been validly issued and are entitled to the benefits of the trust agreement or other constituent documents under which such Securities have been issued,

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subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)	No breach of obligations by Obligors

As of the Cut-off Date, (i) no Obligor has breached any obligation binding on it in accordance with the terms and conditions of any of the Securities and (ii) no event of default has occurred with respect to any of the Securities (as defined in the relevant terms and conditions of the Securities) except such defaults or breaches that are the result of circumstances or events that constitute a credit risk within the meaning of IFRS 7, appendix A. For the avoidance of doubt, this representation shall be given as of 31 March 2009 and shall not be deemed to be repeated at any other date.

(e)	Correctness of Description of Securities

The information set forth on the Description of Securities is true and correct in all material respects as of the Cut-off Date or such other date as may be indicated in such description and none of the Securities are defective so as to result in payments under the Securities not being made when due and payable as a result of circumstances or events that would not constitute a credit risk within the meaning of IFRS 7, Appendix A.

10.	COVENANTS

10.1	General

Each of ING Groep and ING Bank agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to any other member of the Group, ING Groep and ING Bank must ensure that such entity performs that covenant.

10.2	Prudent investor

Each ING Party will, other than when acting on instructions from the State pursuant to this Agreement or otherwise complying with obligations under this Agreement, exercise its respective rights and discretions under the Securities in the same manner as a prudent and diligent investor in the Securities acting for its own risk and account would do assuming no participation or guarantee or similar arrangement existed. Each ING Party shall ensure that ING Bank (a) shall not take any action in relation to the Securities that is inconsistent with the provisions of this Clause 10.2.

10.3	Pari passu ranking

Each of ING Groep and ING Bank must ensure that its payment obligations under the Transaction Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies or financial institutions generally.

10.4	Supporting Dutch lending business

ING Groep undertakes to support the growth of the Dutch lending to corporates and consumers (including mortgages) for an amount of EUR 25 billion, on market conforming terms.

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10.5	Dutch Guarantee Scheme

ING Groep will (or will cause ING Bank to) pro-actively use EUR 10 billion of the Dutch Guarantee Scheme over 2009.

10.6	Maintaining PIN payment system

ING Groep covenants that the Group will maintain the Dutch payment system PIN on its payment debit cards as long as other market participants, representing a substantial market share in the Netherlands, are still making use of this payment system.

10.7	Notification of Default and breach of representations, warranties and covenants

Each ING Party must notify the State (with a copy to the other Parties) of (i) any Default and/or (ii) any breach of any representation, warranty or covenant provided under this Agreement (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless such ING Party is aware that the State has already been informed).

10.8	State Aid Requirements

If and to the extent the State is subjected to requirements (collectively: State Aid Requirements) by the European Commission (or any agency thereof) or as otherwise legally required or by virtue of the application of any applicable statute implementing Article 87 of the 1957 Treaty of Rome to amend this Agreement or to take other action with respect to the transactions contemplated by this Agreement, the parties shall convene and negotiate in good faith whether and if so how the terms of this agreement can to the satisfaction of the Parties be amended to accommodate the State Aid Requirements, provided always that:

(a)

the State shall under no circumstances be required to accept amendments which in the opinion of the State result or may result in an increased economic or legal exposure of the State under the transactions concerned; and

(b)

compliance with State Aid Requirements shall be fully for the risk and account of the ING Parties and consequently the State shall not be responsible or liable for any costs, damages, claims or losses that any of the ING Parties may incur in connection with State Aid Requirements or amendments made or actions taken as a consequence thereof.

The State undertakes not to accept or propose State Aid Requirements without prior consultation with ING Groep. ING Groep is entitled, if so permitted by the EU Commission, to participate in discussions between the State (or State Agency) and the EU Commission concerning or relating to State Aid Requirements. To the extent ING Groep is not participating in such discussions, the State will keep ING Groep fully informed thereof.

11.	GOVERNANCE

(a)	Each of the ING Parties agrees that:

(i)

the governance and remuneration clauses as set out in schedule 3 to the Securities Agreement will apply equally for the duration of this Agreement, irrespective of the duration of the Securities Agreement (and such schedule is deemed to be repeated and incorporated by reference herein);

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(ii)

the executive board of ING Groep shall forego all bonuses and entitlements to bonuses (including to monetary payments, options shares and other equivalent remuneration) payable in and/or calculated with reference to performance in 2009 and for all subsequent years until such time as the supervisory board of ING Groep has adopted and approved a remuneration policy in accordance with the provisions of the Securities Agreement (the New Remuneration Policy);

(iii)	ING Groep will continue pro-actively to cooperate to deliver positive communication on the foregoing of bonuses (both intra-Group and externally);

(iv)	any New Remuneration Policy will include objectives relating to corporate and social responsibility; and

(v)

the appointment of any new chief executive officer of the executive board of ING Groep shall not be made without the prior written approval of the State nominee (acting in its sole and absolute discretion).

(b)

Without limitation of Clause 11(a) and for the avoidance of doubt, ING Groep confirms it will cooperate with the implementation of and comply with the arrangements laid down or arising from the agreement reached between the Dutch financial sector and the Minister of Finance dated 30 March 2009 as laid down in the document “verklaring van de financiele sector en de minister van Financien”.

12.	DEFAULT

12.1	Events of Default

(a)

The occurrence of any of the events or circumstances set out in this Clause 12.1 and notification thereof to ING Bank whilst the same is outstanding (other than 12.1(b), which does not need to still be outstanding when the notification is given) to each ING Party constitutes an Event of Default.

(b)	Non-payment

ING Bank (or another party on its behalf) does not pay on the due date any amount payable by it under (a) this Agreement in the manner required under this Agreement or (ii) under the Financial Guarantee, unless the non-payment:

(i)	is caused by technical or administrative error and is remedied within three (3) Business Days of the due date; or

(ii)	is caused by a Disruption Event and is remedied within three (3) Business Days after the Disruption Event has ended.

(c)	Breach of other obligations

An ING Party does not comply with any term of the Transaction Documents (other than any term referred to in Clause 12.1(b) (Non-payment)) unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within ten (10) Business Days of the earlier of the State giving notice of the failure to comply to the relevant ING Party and such ING Party becoming aware of the non-compliance.

(d)	Misrepresentation

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A representation or warranty under Clause 9 (Representations and Warranties) made or deemed to be repeated by an ING Party in any Transaction Document or in any document delivered by or on behalf of an ING Party under any Transaction Document is incorrect or misleading in any material respect when made or deemed to be repeated. Provided that in the event of a representation or warranty under sub-Clause 9.3 being incorrect or misleading this event will constitute an Event of Default only where the State determines, in its sole and absolute discretion, that this event relates to a material number of Securities (and, for the avoidance of doubt, if this event does not relate to a material number of Securities as so determined by the State, the State may exercise its indemnity rights under Clause 16(a)(iii)).

(e)	Insolvency

Any of the following occurs in respect of an ING Party:

(i)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(ii)	it admits its inability to pay its debts as they fall due; or

(iii)

it suspends making payments on any of its debts or announces an intention to do so by reason of anticipated financial difficulties, except where such suspension is permitted by the instrument under which such debt is issued.

(f)	Insolvency proceedings

(i)	Except as provided below, any of the following occurs in respect of an ING Party :

(A)	any step is taken by its management board with a view to the suspension of payments, a moratorium or a composition, compromise, assignment or similar arrangement with any of its creditors;

(B)

a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed (provided that if a meeting of shareholders is convened by shareholders who represent no more than 0.1% of the outstanding voting shares of the entity concerned and whose motives are manifestly frivolous this will not constitute an Event of Default);

(C)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(D)	any security interest is enforced (uitwinnen) over any of its material assets;

(E)	an order for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) is made;

(F)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(G)

its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer (provided that if such request is made by shareholders who represent no more than 0.1% of the outstanding voting shares of the entity concerned and whose motives are manifestly frivolous this will not constitute an Event of Default); or

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(H)	any other analogous step or procedure is taken in any jurisdiction.

(ii)	Paragraph (i) above does not apply to:

(A)	any step or procedure which is part of a Permitted Transaction; or

(B)

any petition for bankruptcy, insolvency, or winding-up, administration or dissolution or other occurence as described in paragraph (i)(B) above that (a) is being contested in good faith and with due diligence or (b) is discharged or struck out within thirty days.

(g)	Effectiveness of Transaction Documents

(i)	It is or becomes unlawful for an ING Party to perform any of its obligations under the Transaction Documents to which it is a party.

(ii)	Any Transaction Document (other than the Deed of Pledge) is not effective in accordance with its terms or is alleged by an ING Party to be ineffective in accordance with its terms for any reason.

(iii)

An ING Party disaffirms, disclaims, repudiates, rejects or rescinds a Transaction Document or evidences an intention to disaffirm, disclaim, repudiate, reject or rescind repudiate a Transaction Document.

12.2	Collecting (innen) of Pledged Assets

Upon an Event of Default having occurred in respect of ING Bank and/or ING Groep the State will in its capacity as security holder, notify Bank of New York Mellon and collect (innen) and recover (verhalen) amounts under the Securities from Bank of New York Mellon in accordance with the provisions of the US Security Agreement and the Deed of Pledge.

12.3	Acceleration

If following the occurrence of an Event of Default and notification thereof to Bank of New York Mellon, (A) the State, for whatever reason other than as a consequence of (i) a cooling-off period (afkoelingsperiode) in respect of either ING Party or the Collection Foundation, as the case may be, or (ii) Bank of New York Mellon’s or an ING Party’s non-payment of amounts as a result of any automatic stay or injunction or action prohibiting such payments as a result of its insolvency, bankruptcy, receivership, rehabilitation, liquidation or conservatorship, (provided that such stay, injunction or action is being contested in good faith) does not receive a State Proportion timely and/or in full when due under this Agreement or (B) the State is requested by the liquidator of ING Bank to sell the Pledged Assets (an Acceleration Event), the State will have the right, by notice to ING Bank (with a copy to ING Groep), to demand payment of the Fair Market Value from ING Bank in accordance with Clause 12.4. For the avoidance of doubt an Acceleration Event is not triggered if ING Bank does not timely pay any Guarantee Fee (including interest thereon payable pursuant to Clause 8.3).

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12.4	Determination and payment of the Fair Market Value

(a)

Upon the occurrence of an Acceleration Event (other than caused by a failure by ING Bank to timely pay any Guarantee Fee (including interest thereon payable pursuant to Clause 8.3) the State will cause the Fair Market Value of the Securities to be determined in accordance with the following procedure:

(i)

within ten (10) Dutch Business Days (or as soon as reasonably practicable thereafter) the State, (A) at the costs of ING Bank, will appoint three Valuation Agents and shall instruct the same to determine the IFRS Fair Market Value of the Securities within twenty (20) Dutch Business Days of such appointment or as soon as is reasonably practicable thereafter, and (B) shall designate two of the Valuation Agents as primary Valuation Agents;

(ii)

if (i) the difference between the valuations by the primary Valuation Agents of the Fair Market Value of the Securities is ten per cent. (10%) or less, (calculated as (the difference between the valuation of the primary Valuation Agents) / (average of such valuations)) the Fair Market Value of the Securities shall be the average of such two valuations, and the third expert valuation will be disregarded; if (ii) such difference is greater than ten per cent. (10%) then the Fair Market Value of the Securities should be the average between the third expert valuation and the valuation of the Valuation Agent from the other two that is the closest to the third expert valuation (if the differential is identical, the Fair Market Value of the Securities will be the average of the three).

(b)	The State will forthwith inform the ING Parties in writing of the Fair Market Value.

(c)

The Fair Market Value will be due and payable five (5) Dutch Business Days from the date of the receipt of notification referred to in Clause 12.4 (b). For the avoidance of doubt, the State has the right but not the obligation to pay a Prepayment Amount on such date without prior notification.

Until the Fair Market Value has become due and payable, ING Bank remains obliged to pay the State Proportions in accordance with Clause 5 (Payments by ING Bank) and the Fair Market Value will be reduced with amounts received by the State as State Proportions after the date as of which the Fair Market Value was determined.

(d)

The right of the State to receive payments from ING Bank, including the Fair Market Value shall not affect the payment obligations of the State pursuant to this Agreement and shall be without prejudice to any other action and remedies afforded to the State under Dutch statutory law and this Agreement as a result of any non-payment by ING Bank when due including the statutory right to suspend payments (opschortingsrecht) or its statutory right of set off (verrekening) in respect of its own payment obligations under this Agreement.

13. CONDITIONS TO PAYMENT

(a)

The State’s obligation to pay any amounts due and payable under this Agreement (up to an aggregate amount equal to the Fair Market Value) at a time when the Fair Market Value has become due and payable shall be subject to the condition that payment has been made by or on behalf of ING Bank to the State of the Fair Market Value.

(b)

The State’s obligation to pay the Management Fee when due and payable under this Agreement (up to an amount equal to any due and payable but unpaid Guarantee Fees) shall be subject to the condition that payment has been made by or on behalf of ING Bank of the Guarantee Fee.

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14.	SET-OFF AND SUSPENSION RIGHTS

(a)

The State agrees not to use its Dutch statutory set-off rights in respect of any claim on any ING Party which the State may have which does not derive from or in connection with this Agreement The State agrees not to use its Dutch statutory set-off rights in respect of any claim on any ING Party which the State may have which derives from or in connection with this Agreement, unless:

(i)	the Fair Market Value has become due and payable; or

(ii)

the State does not receive any instalment of the Guarantee Fee when due and payable in which case the State shall exercise its right of set-off to the extent such Guarantee Fee instalment has not been received.

(b)

The State is only entitled to use its suspension rights against an ING Party if the State does not receive a State Proportion timely and/or in full when due and payable to it under this Agreement as a consequence of (i) a cooling-off period (afkoelingsperiode) in respect of ING Bank, or ING Groep or the Collection Foundation, as the case may be.

15.	EVIDENCE

15.1	Accounts

Accounts maintained by the State in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

15.2	Certificates and determinations

Any certification or determination by the State of a rate or amount under this Agreement will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

16.	INDEMNITIES

(a)

Each ING Party must fully indemnify the State and its officers, employees and agents against any claim, loss, liability, damage or cost which the State or any of its officers, employees and/or agents incurs as a consequence of:

(i)

the entering into by the State of any Transaction Document, and the exercise and performance by the State of its rights and obligations thereunder unless pursuant to the express provisions of any Transaction Document such amounts are stipulated to be borne by the State;

(ii)	the occurrence of any Event of Default;

(iii)	any breach of the representations and warranties under Clause 9.3 (Representations and Warranties Securities);

(iv)	any failure by ING Bank to pay any amount due under this Agreement on its due date;

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

0050797-0000064 AMBA:2804530.15

(v)	any violation by any ING Party of any laws or regulations applicable to it (other than the laws and regulations of the Netherlands) in the course of the implementation of this Agreement;

(vi)	investigating any event which the State reasonably believes to be a Default;

(vii)	acting or relying on any notice from any ING Party which the State reasonably believes to be genuine, correct and appropriately authorised; or

(viii)	any State Aid Requirement;

provided that the State agrees that there shall be no indemnity for losses under this Clause 16 or under Clause 17 (Expenses) where another remedy against ING Bank is expressly provided under this Agreement.

(b)

ING Bank’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised by the State to fund any amount payable under this Agreement (for the avoidance of doubt other than amounts payable by the State pursuant to Clause 4 (Payments by the State)).

17.	EXPENSES

17.1	Initial costs

Within thirty (30) calendar days from the date of a demand to that effect (accompanied by documentation thereof) ING Groep must pay to the State the amount of all costs and expenses (including external advisors) incurred by it in connection with the negotiation, preparation, printing and execution of the Transaction Documents on or prior to the Closing Date.

17.2	Subsequent costs

Within thirty (30) calendar days from the date of a demand to that effect (accompanied by documentation thereof) ING Groep must pay to the State the amount of all costs and expenses (including external advisors) incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Transaction Document entered into after the Closing Date;

(b)	any amendment, waiver or consent requested by or on behalf of an ING Party or specifically allowed by a Transaction Document;

(c)	the costs of external advisors incurred by the State in connection with this Agreement;

(d)

the fees, costs and expenses incurred in connection with the Bonds (both the issue and ongoing fees, costs and expenses but for the avoidance of doubt other than the payment obligations under the Bonds themselves)

Each Party will notify the other Parties prior to retaining external advisors with respect to the transactions contemplated by the Transaction Documents and such advisors must be bound by appropriate confidentiality agreements.

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

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17.3	Enforcement costs

Within thirty (30) calendar days from the date of a demand to that effect ING Bank must pay to the State the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Transaction Document.

18.	AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended or waived in writing with the agreement of all Parties hereto. ING Bank shall not effectuate or consent to any amendment of a Transaction Document without prior consent of the State, such consent not to be unreasonably withheld.

ING Bank shall in good faith consult with the State before agreeing to or proposing any material changes to the Servicing Agreement or Custody Agreement and shall take into account any objections of the State before agreeing to any such change.

19.	CHANGES TO THE PARTIES

19.1	Assignments, transfers and pledges by ING Bank

The rights against the State under this Agreement may not be assigned or transferred without the prior written consent of the State, provided that, for the avoidance of doubt that ING Bank or ING Groep or any other wholly owned affiliates of ING Bank may transfer the Registered Bonds in accordance with Clause 4.6(e) hereof.

19.2	Assignments and transfers by the State

The State may at any time assign or transfer any of its rights (in whole or in part), but not its obligations, under this Agreement to any other party with the consent of the ING Parties, such consent not to be unreasonably withheld.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

21.	NOTICES

21.1	In writing

Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, by post, by fax or by e-mail or other electronic communication.

21.2	Contact details

(a)	The contact details of the ING Parties for this purpose are:

Amstelveenseweg 500

Loc. IH 04.356

1081 KL Amsterdam

The Netherlands

Attention: Jan-Willem Vink, General Counsel

Email: Jan-Willem.Vink@ing.com

Fax: +31 (0)-20-541-8723

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

0050797-0000064 AMBA:2804530.15

(b)	The contact details of the State for this purpose are:

Staat der Nederlanden

Ministerie van Financiën

P.O Box 20201

2500 EE The Hague

The Netherlands

Attention:     Head of the Participations Department of the Ministry of Finance

Telephone: +31 70 342 7852

Fax:            +31 70 342 7933

and

Attention:     Head Public Debt Administration

Telephone: +31 70 342 8011

Fax:            +31 70 342 7891

(c)	Each Party may change their contact details by giving five (5) Business Days’ notice to the other Parties.

21.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five (5) Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

22.	LANGUAGE

(a)	Any notice given in connection with this Agreement must be in English.

(b)	Any other document provided in connection with this Agreement must be:

(i)	in English; or

(ii)	(unless the State otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

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23.	WAIVER

(a)

Each Party (other than the State) irrevocably waives any right it may have at any time to suspend (opschorten) any obligation under this Agreement under sections 6:52, 6:262 and 6:263 of the Dutch Civil Code or any other applicable law; or

(b)	Each Party irrevocably waives any right it may have at any time to rescind this Agreement, in whole or in part, under section 6:265 of the Dutch Civil Code or any other applicable law.

24.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

25.	ENFORCEMENT

25.1	Jurisdiction

(a)

The courts of Amsterdam, the Netherlands have exclusive jurisdiction to settle any dispute including a dispute relating to any non-contractual obligation arising out of or in connection with this Agreement. The ING Parties agree not to initiate any legal proceedings outside the Netherlands against the State arising out of or in connection with the Transaction Documents. The ING Parties agree that they shall not involve the State in any legal proceedings outside the Netherlands arising out of or in connection with the Transaction Documents, provided that (a) if legal proceedings are initiated outside of the Netherlands by the State itself against any ING Party such ING Party shall be entitled to act in respect of such proceedings, and (b) if any ING Party and the State are involved in legal proceedings outside of the Netherlands initiated by a third party, such ING Party shall be entitled to act in respect of such legal proceedings, but in each case without the right to expand such proceedings beyond the actual subject matter thereof, it being understood that the exclusive jurisdiction of the courts of Amsterdam the Netherlands shall be preserved to the maximum extent possible.

(b)

The courts of Amsterdam, the Netherlands are the most appropriate and convenient courts to settle any such dispute in connection with this Agreement. ING Bank agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement. If proceedings are initiated by any Party in conformity with this Clause 25.1, including Clause 25.1(c), the State hereby waives any immunity from jurisdiction it may enjoy. In addition, if the State takes proceedings before a court outside the Netherlands, the ING Parties shall preserve the right to bring proceedings over the same subject matter or body of facts, before the courts of Amsterdam.

(c)	This Clause is for the benefit of the State only. To the extent allowed by law, the State may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with this Agreement includes any dispute as to the existence, validity or termination of this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

0050797-0000064 AMBA:2804530.15

SIGNATORIES

ING Groep N.V.

By: Title:

By: Title:

ING Bank N.V.

By: Title:

By: Title:

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

0050797-0000064 AMBA:2804530.15

The State of the Netherlands

By: Title:

ING Bank, FSB Illiquid Assets Back-Up Facility Agreement

0050797-0000064 AMBA:2804530.15